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                                                                    EXHIBIT 2.2


                        AGREEMENT AND PLAN OF MERGER



     THIS AGREEMENT AND PLAN OF MERGER ("Agreement") dated as of October 24, 1995, is by and among SELFIX, INC., a Delaware corporation ("Selfix"); MERICON CORPORATION, a Michigan corporation ("MERICON"), CLAW, L.L.C., a Delaware limited liability company ("Claw"), and DENNIS BUCKSHAW ("BUCKSHAW") (Mericon, Claw and Buckshaw are collectively referred to as the "SELLERS").

     WHEREAS, Mericon, located at 12408 Stark Road, Livonia, Michigan (the "FACILITY"), is engaged in the business of developing, manufacturing and distributing child safety and protection products (the "MERICON BUSINESS").

     WHEREAS, Mericon wishes to merge into Selfix and Selfix wishes to have Mericon merge and form a Mericon Division (the "MERICON DIVISION") following the "Closing" (as defined herein);

     WHEREAS, Buckshaw and/or Claw currently own the exclusive title to and currently posses patents or applications for patents which are pending with the United States Patent and Trademark Office for various items related to the Mericon Business (the "PATENTS") these Patents are listed on attached and incorporated Schedule A;

     WHEREAS, Claw and Buckshaw wish to grant and Selfix wishes to obtain an exclusive license to use the Patents owned by Claw and Buckshaw related to the Mericon Business ("EXISTING LICENSE PRODUCTS") and the right of first refusal for all future products, ideas, and patents created by Claw and/or Buckshaw which relate to child safety products, including but not limited to those in process and completed products, ideas and patents ("NEW LICENSE PRODUCTS") (collectively, the Existing License Products and the New License Products are referred to as the "EXCLUSIVE LICENSE PRODUCTS"); and

     WHEREAS, following the Closing, Buckshaw is willing to provide consulting services to Selfix, on an as needed basis, pursuant to the terms of a Consulting Agreement to be entered into on the date of Closing.

     NOW, THEREFORE, in consideration of the respective representations, warranties, covenants, agreements and conditions hereinafter set forth in this Merger Agreement, the parties hereto, agree as follows:

                                   ARTICLE I

                               THE PLAN OF MERGER

     1.1 THE MERGER. SURVIVING CORPORATION. Upon the performance of all covenants and obligations of the parties contained herein and upon the fulfillment of all conditions to the obligations of the parties contained herein (other than such covenants, obligations and conditions as shall have been waived in accordance with the terms hereof), and in accordance with the Delaware Business Corporation Law ("DBCL"), on the Closing Date, Mericon shall be merged with and into Selfix or a wholly owned corporate subsidiary of Selfix designated by Selfix and Selfix or the corporate subsidiary designated by it shall be the surviving corporation and shall continue its corporate

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existence under the laws of the State of Delaware ("MERGER"). At the Closing of the Merger, the separate existence of Mericon shall cease and all previously issued shares of Mericon stock shall be cancelled. In the event that Selfix designates a wholly owned corporate subsidiary to be merged with Mericon, Selfix shall remain fully liable for all the liabilities and obligations as provided in this Agreement.

                                   ARTICLE II

                           ADDITIONAL TRANSACTIONS

     2.1 THE TRANSACTION. At the Closing, Selfix shall sell, transfer, assign and deliver to the Mericon shareholders, and the Mericon shareholders shall accept, assume and receive from Selfix, all rights, title and interest in and to the "MERGER SHARES," as defined herein ("TRANSFER"), in the amounts and to the specific persons and/or entities as set forth on Schedule 2.1.

     2.2 CONSULTING AGREEMENT. On the date of Closing, Buckshaw shall enter into a Consulting Agreement with Selfix in the form as attached hereto as
Exhibit 2.2 ("CONSULTING AGREEMENT") which consulting Agreement shall be supported by separate consideration.

     2.3 COVENANT NOT TO COMPETE. On the date of Closing, Mericon shall cause Claw and James Clark ("JAMES") to enter into a Covenant Not To Compete with Selfix in the Mericon Business in North America for a period of five (5) years following the date of Closing, in the form as attached hereto as Exhibit 2.3 ("COVENANT NOT TO COMPETE").

     2.4 AFFIRMATION TO EXISTING LICENSE PRODUCTS. On the date of Closing, Claw and Buckshaw shall grant Selfix an affirmation of Mericon's transferable rights to the Existing License Products as set forth in Exhibit 2.4 ("AFFIRMATION").

     2.5 LICENSE AGREEMENT. On the date of Closing, Claw and Buckshaw shall enter into a License Agreement with Selfix for the Existing License Products, in the form attached hereto as Exhibit 2.5.

     2.6 RESEARCH & DEVELOPMENT AGREEMENT. On the Closing date, Buckshaw and Selfix shall enter into a Research & Development Agreement in the form attached hereto as Exhibit 2.6.

                                   ARTICLE III

                                 CONSIDERATION

     3.1 CONSIDERATION. In consideration for entering into the Merger, executing the Covenant Not to Compete and granting the Affirmation, Selfix shall make distributions as follows:

           (a) Selfix shall issue two hundred fifty thousand (250,000) shares of Selfix stock (the "MERGER SHARES") duly issued and authorized, fully paid and non-

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assessable with other rights to be defined herein, to the Mericon Shareholders as set forth on attached and incorporated Schedule 2.1 and as follows:

                        (i) A certificate or certificates representing the
                            number of whole Merger Shares into which Mericon Stock has been converted, shall be issued by Selfix.

                       (ii) The existence of dissenting shareholders
                            shall not terminate or postpone the Merger. Mericon shall diligently pursue such negotiations and Selfix shall be solely responsible for any payment required in connection therewith the amount of which shall be deducted from the amount due to Sellers.

                      (iii) On the Effective Date, all shares of
                            Mericon stock shall be cancelled.

        (b) Upon Closing Selfix shall pay Buckshaw a fee for the exclusive rights to the New License Products in the amount of One Hundred Ninety-Five Thousand Dollars ($195,000.00). Thereafter, royalty payments shall accrue and be payable quarterly by Selfix to Claw ("ROYALTY") as set forth in the License Agreement.

        (c) Upon Closing, Selfix shall pay each of Buckshaw and James for the Covenant Not To Compete Twenty-Eight Thousand Dollars ($28,000.00) and Two Thousand Dollars ($2,000.00) respectively; and

        (d) So long as Sellers are not in material breach of this Agreement, Selfix shall extend Claw a line of credit prior to April 10, 1996 in the amount of Seventy Thousand Dollars ($70,000.00) with interest accruing quarterly at the rate of eight percent (8%) per annum. Such line of credit if used by Claw shall be prepayable by the deduction of twenty percent (20%) of each quarterly Royalties payment from Selfix to Claw, which amount shall be applied first to interest and then to principal. Claw shall pay Selfix all accrued and unpaid interest and principal which shall be payable in full five (5) years from the date of granting the line of credit. Claw may borrow funds against such line of credit by delivering written notice ("Notice") to Selfix. Upon receipt of Notice from Claw (provided Sellers are not in material breach of this Agreement) and execution by Claw of an unsecured promissory note evidencing the amount borrowed and other related documents which are necessary to establish that the loan is a bona fide obligation of Claw, Selfix shall deliver the funds requested, up to Seventy Thousand Dollars ($70,000.00), by wire transfer to an account designated by Claw, within five (5) days from the date that Selfix receives the Notice ("DUE DATE"). In the event that Selfix does not deliver the funds requested by the Due Date, Selfix shall be obligated to pay Claw Five Hundred Dollars ($500.00) for each day past the Due Date until the funds are delivered. In the event that the funds are not delivered by the Due Date, Claw shall be entitled to immediate injunctive relief to compel Selfix to deliver the requested funds as set forth in the Notice. For purposes of this paragraph, Selfix irrevocably agrees and consents that any action to enforce the terms of this paragraph may be brought in any state or Federal court that has competent jurisdiction and is located in or whose district includes, Wayne County, Michigan and that any such court shall have personal jurisdiction over Selfix for purposes of this action.

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                                   ARTICLE IV

                                    CLOSING

        4.1 EFFECTIVE DATE. The Merger shall be effected by: (i) Board of Director resolutions authorizing the plan of merger; (ii) Shareholder approval of the plan of merger if required by law; and (iii) filing of articles of merger and certificate of merger as applicable, to which this Agreement shall be annexed, with both the Secretary of State of Delaware in accordance with the provisions of the DBCL and the Michigan Department of Commerce in accordance with the provisions of the Michigan Business Corporation Act ("ARTICLES OF MERGER"). The Merger shall be deemed effective at the time of filing of the Articles of Merger by the Secretary of State of Delaware and the Certificate of Merger with the Michigan Department of Commerce, which Articles and Certificate of Merger shall be so filed contemporaneously on or about the Closing date, which date shall be on or about October 24, 1995 (the "CLOSING"). The date and time when the Merger shall be deemed effective is herein referred to as the "EFFECTIVE DATE."

        4.2 COOPERATION; CONSENTS. Each of the parties hereto will use its best efforts to obtain all consents, authorizations, orders and approvals of, and make all filings and registrations with, any governmental commission, board or other regulatory body or any other person required for or in connection with the consummation by it of the transactions contemplated on its part hereby and will cooperate fully with the other party in assisting it to obtain such consents, authorizations, orders and approvals and to make such filings and registrations. No party hereto will take or omit to take any action for the purpose of delaying, impairing or impeding the receipt of any required consent, authorization, order or approval or the making of any required filing or registration.

                                   ARTICLE V

                   REPRESENTATIONS AND WARRANTIES OF SELLERS

     Sellers hereby make the following representations and warranties to Selfix, each of which they warrant to be true and correct on the date hereof and, except as affected by the transactions expressly contemplated by this Agreement, on the date of Closing.

        5.1 AUTHORITY. Sellers have full legal right, power and authority, without the consent of any other party, to execute and deliver this Agreement and to carry out the transactions contemplated hereby. All corporate and other actions required to be taken by Sellers to complete performance of this Agreement and all transactions contemplated hereby have or will be duly and properly taken prior to the date of Closing.

        5.2 VALIDITY. This Agreement has been, and the documents to be delivered at the Closing will be, duly executed and delivered and are, or at the Closing will be, the lawful, valid and legally binding obligations of Sellers, enforceable in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, rearrangement, reorganization or similar debtor relief legislation affecting the rights of creditors generally and subject to the application of general principles of equity. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby are not or will not:

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              (a) be prohibited by, do not violate or conflict with
                  any provision of, and do not result in a default under or a breach of (i) Mericon's Articles of Incorporation or by-laws,
                  (ii) any contract, agreement or other instrument to which any of the Sellers are a party or by which any of the Sellers or Mericon may be bound, (iii) any regulation, order, writ, decree or judgment of any court or governmental agency, or
                  (iv) any law applicable to any of the Sellers; or

              (b) accelerate or modify, terminate or give any party the
                  right to accelerate, terminate, modify, abandon or refuse to perform any contract, agreement or other instrument with respect to which Mericon or the Mericon Business is a party.

        5.3 DUE ORGANIZATION. Mericon is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan, and is in good standing as a foreign corporation under the laws of any other state in which failure to so qualify would have a material adverse affect on Mericon and with full power and authority to own or lease its properties and to carry on the Mericon Business as heretofore conducted.

        5.4 TITLE TO ASSETS. Mericon is the sole and exclusive legal and equitable owner of all right, title and interest in and has good, marketable and indefeasible title to all of the assets of Mericon (including, but not limited to), as set forth in the Financial Statements as described in Section
5.13 below, subject to such purchases, sales and retirements as occur in the ordinary course of business ("MERICON ASSETS"). The Mericon Assets are free and clear of all liens, claims, securities interests, pleadings, encumbrances of any kind except those of First of America Bank and Lanier as listed in Schedule
5.4. Prior to the date of Closing, Mericon shall have the right (subject to the conditions set forth in Section 5.13) to transfer all or any portion of its office equipment and furniture to an entity of its choice for nominal consideration.

        5.5 CAPITALIZATION. As of the date of this Agreement, the authorized capital stock of Mericon consists only of fifty thousand (50,000) shares of One ($1.00) Dollar par value common stock and twenty thousand (20,000) shares of preferred, Ten Dollars ($10.00) par value stock. As of the date of this Agreement, fifty thousand (50,000) shares of common stock and ten thousand (10,000) shares of preferred stock were issued and outstanding to the persons and/or entities and in the amounts as set forth in Schedule 5.5, and there are no other shares of capital stock issued and outstanding. All issued and outstanding shares of Mericon Stock are validly issued, fully paid and nonassessable. There are not, and at the Effective Date there will not be, any outstanding options, warrants, convertible debentures, calls, subscriptions or rights to purchase or acquire any capital stock of Mericon, and there are not, and at the Closing there will not be, except as set forth above, any contracts, commitments, understandings, arrangements or restrictions by which Mericon is bound to issue any additional shares of its capital stock.

        5.6 CONTRACTS. Attached and incorporated Schedule 5.6 lists all material contracts, leases, agreements, plans and arrangements, whether written or oral, express or implied, or having any other legally binding basis to which Mericon is a party or by which Mericon or any of its properties are bound and which require the payment of more than Ten Thousand Dollars ($10,000.00) (collectively the "MERICON AGREEMENTS"),

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including but not limited to those which involve the following: (i) capital expenditures; (ii) financing, loan and other agreements which involve borrowed funds or the extension of credit; (iii) security agreements; (iv) guaranties;
(v) equipment leases; (vi) chattel or real property mortgages; (vii) real property leases; (viii) confidentiality agreements; (ix) union or collective bargaining agreements; (x) employment, consulting or other agreements involving personnel or services which are not terminable at will; (xi) employee benefit, stock option and pension plans; (xii) licenses (where Mericon is licensee or licensor; and (xiii) sales representative and/or independent contractor agreements. Schedule 5.6 also identifies the following information concerning each of the Mericon Agreements: the parties to such contracts; the date of their execution and termination; whether or not such contracts are terminable on thirty (30) days notice; whether there is any dispute concerning such contracts; the substantive area of each such contract; and the amounts involved. Schedule 5.6(i) identifies all Mericon Agreements that require the consents of third parties, which consents the Sellers shall obtain on or prior to the Closing. Except as set forth on Schedule 5.6(i), the Agreements will not require the consent, approval or act of or the filing of notice with any other party in order for them to be effective with respect to Selfix.

        5.7 INTANGIBLE PROPERTY. In the conduct of the Mericon Business, Mericon has not infringed upon or otherwise acted adversely to the rights of any person under or with respect of any patent, copyright, trademark or trade name or other proprietary or intellectual property rights of any other person or received any notice of claim of such infringement or act which pertains to the Mericon Business. Except as set forth on Schedule 5.7 and the Claw License Agreement, Mericon is not obligated or under any liability whatsoever to make any royalty or other payments to any owner or licensee of or other claimant to any patent, copyright, trademark, trade name or other proprietary or intellectual property right with respect to the use thereof or in connection with the conduct of the Mericon Business.

        5.8 LITIGATION. Sellers are not, with respect to the Mericon Business, engaged in or a party to or, to Sellers' knowledge, threatened with any suit, claim, action or proceeding relating to the Mericon Business before or by any federal, state, municipal or other governmental court, department, commission, board, agency or instrumentality, domestic or foreign, and no notice has been received by Sellers and to Sellers' knowledge no other circumstances exist to provide any basis for any such action against Sellers with respect to the Mericon Business. Sellers are not, with respect to the Mericon Business, subject to any order, writ, injunction or decree, related to or affecting the Mericon Business, of any court, domestic or foreign, or any federal agency or instrumentality.

        5.9 TAXES. Mericon has filed on a timely basis all federal, state, county and local income, excise, withholding, property, sales, use, franchise or other tax returns, declarations or reports which any state, local, municipal or federal authority ("GOVERNMENTAL AUTHORITY") required Mericon to file on or before the Closing Date. All such tax returns, declarations and reports which Mericon filed were true and correct, and accurately reflected all taxable income and tax liabilities of Mericon for the periods such reports covered. Mericon has paid all taxes, interest and penalties (if any), which became due pursuant to such returns or pursuant to any assessment which has become payable. If reasonably necessary to Selfix, Mericon shall provide Selfix with copies of all income and other tax returns they filed for the previous five (5) tax years, with any Governmental Authority. Mericon has filed or will file on a timely basis all required

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federal, state, county and local income, excise, withholding, social security and other payroll, property, sales, use, franchise and other tax returns which any Governmental Authority required them to file on or before the date of Closing. The Sellers will cause all such returns, declarations and reports concerning taxes which they file to be, to the best of their knowledge, true and correct and to reflect accurately all taxable income and all tax liabilities of Mericon for the period such reports cover. The Sellers have not received notice that an examination of or proceeding concerning any tax return or report of Mericon is currently in progress or threatened of any kind. Mericon does not have any outstanding agreements or waivers extending the statutory period of limitations established by any Governmental Authority that are applicable to any of their tax returns.

        5.10 BROKERS. Sellers have not retained any broker or finder or incurred any liability or obligation for any brokerage fees, commissions or finders' fees with respect to this Agreement or the transactions contemplated hereby.

        5.11   LEGAL COMPLIANCE.

               (a) Mericon has, in all material respects, complied with all laws, statutes, ordinances, rules, regulations and orders of all governmental entities applicable to the Mericon Business. Any immaterial violations in the aggregate would not adversely affect Mericon.

               (b) No notice has been issued which has not been cured and no investigation, litigation, administrative proceeding, judgment, order or review is pending or, to the best knowledge of the Sellers, is threatened by any governmental entity with respect to: (i) any alleged violation by Mericon of any law, ordinance, rule, regulation, order, policy or guideline of any governmental entity, or (ii) any alleged failure to have all permits, certificates, licenses, approvals and other authorizations required in connection with the operation of the Mericon Business.

        5.12 REAFFIRMATION. All of Sellers' representations, warranties and information contained in this Agreement and in the documents furnished to Selfix by Sellers pursuant to this Agreement are, and shall be at the date of Closing, true, correct and complete. Mericon represents and warrants that since May 26, 1995, there have been no material adverse changes in the business which would affect the representations and warranties provided herein. Selfix acknowledges that since May 26, 1995, it has discussed and is familiar with the operations of Mericon's business with Sellers and that it has been apprised of certain transactions entered into by Mericon.

        5.13   FINANCIAL STATEMENTS. Mericon has heretofore delivered to Selfix:
(i) balance sheet of Mericon as at December 31, 1994 as reviewed by Follmer, Rudzewicz & Co., P.C. ("BALANCE SHEET"), and (ii) statements of income, shareholders' equity and cash flow for the partial year ended August 31, 1995, as prepared by Mericon management (the Balance Sheet statement of cash flow and statement of income are hereby collectively called the "FINANCIAL STATEMENTS"). The Financial Statements fairly and accurately present the financial position of Mericon as of the respective dates thereof and fairly and accurately present the results of operations and cash flow of Mericon for the period then ended, subject to normal year-end audit adjustments. As of August 31, 1995, the net worth of Mericon (as disclosed on a Balance Sheet compiled by Follmer, Rudzewicz & Co., P.C.) will not be less than a negative Eighty Thousand Dollars ($80,000.00). If the August 31, 1995 Balance Sheet shows a net worth better

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than negative Eighty Thousand Dollars ($80,000.00), such difference shall increase the amount of Sellers' basket for representations and warranties described in Paragraph 11.6; if such net worth amount is worse than negative Eighty Thousand Dollars ($80,000.00), such difference shall decrease the amount of Mericon's basket for representations and warranties described in Paragraph 11.6

        5.14 LABOR RELATIONS. Mericon is not a party to or bound by any oral or written employee collective bargaining or other union agreement, employment agreement which is not terminable at will, employee leasing agreements, consultant, advisory or service agreements, deferred compensation agreements, confidentiality agreements or covenants not to compete, except as set forth in
Exhibit 5.14(a). Schedule 5.14(b) identifies all employee pension, profit sharing, cash or deferred benefit, stock option, bonus, incentive, stock purchase, welfare, life insurance, hospital or medical benefit plans, severance pay, vacation or holiday pay policies and any other employee benefit agreements or plans of Mericon. Sellers shall indemnify and hold Selfix harmless from all claims, obligations, and liability with respect to Mericon's: (i) employee pension, profit sharing, cash or deferred benefit, stock option, bonus, incentive, stock purchase, welfare, life insurance, disability insurance, hospital or medical benefit plans, severance pay, vacation or holiday pay policies and any other employee benefit agreements or plans of Mericon; and
(ii) all fringe benefits which Mericon provides to all classes of their employees, independent contractors or directors.

        5.15 COBRA. Mericon has or will provide each of Mericon's present and former employees with the right to continue his or her respective insurance program with Mericon, in compliance with and if required by all relevant provisions of the Internal Revenue Code, as modified by the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") and Title I of ERISA, including all amendments to COBRA as contained in the Tax Reform Act of 1986, or any subsequent legislation.

        5.16 CONDITION OF EQUIPMENT. All of the equipment, molds, and fixed assets of Mericon are in good operating condition (ordinary wear and tear excepted).


        5.17 UNDISCLOSED LIABILITIES. Mericon has no debts or liabilities of any nature or type, whether accrued, absolute or contingent, determined or undetermined, whether due or to become due (including, without limitation, unassorted claims whether known or unknown, liabilities for taxes of any type, penalties, fees or interests) other than-those reflected in the August 31, 1995 Balance Sheet described in Section 5.13 herein, those liabilities otherwise disclosed in this Agreement, and those liabilities incurred in the ordinary course of business since the date of the August 31, 1995 Balance Sheet ("ORDINARY COURSE LIABILITIES"); the net change of the ordinary course liabilities is not material and adverse to the financial condition of Mericon or the Mericon Business since the date of the August 31, 1995 Balance Sheet.

        5.18 BUSINESS RELATIONS. The Sellers have and will in the future take all actions to maintain good relations with Mericon's employees, representatives, suppliers, agents and customers. Sellers have not taken and will not in the future commit any actions which were or are calculated to dissuade or had or will have the effect of dissuading any present employees, representatives, suppliers, agents or customers of Mericon who are or were associated with the Mericon Business, from becoming associated with Selfix. To the best knowledge of the Sellers, no supplier, customer or agent of Mericon currently contemplates discontinuing or recently has discontinued its

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business relationship with Mericon. Selfix acknowledges that it is aware of
Mericon's participation in the "MADE IN AMERICA PROGRAM" of Walmart Corporation and the "MINORITY SUPPLIER" program at K-Mart Corporation. Furthermore, Selfix acknowledges Mericon's concern that participation in these programs might affect the business relationships with the regular channel of buyers for these customers. Mericon asserts that as of the Effective Date it has no knowledge that participation in these programs has affected the business relationship between it and Walmart or K-Mart.

        5.19 ABSENCE OF CERTAIN CHANGES. Since May 26, 1995 Mericon has not experienced any material adverse change in the Mericon Business, operations, assets, liabilities, profits, prospects or other conditions (whether financial or otherwise). No fact or condition exists, is contemplated or is threatened which might reasonably be expected to cause such a change in the future. Mericon has not experienced any theft, damage, destruction, loss or claim, whether or not covered by insurance, or condemnation or other taking adversely affecting in any material respect prospects for the Mericon Business.

        5.20 PERMITS. Mericon owns, holds or possesses all governmental licenses, franchises, permits, privileges, immunities, approvals and other authorizations (collectively the "PERMITS") which are necessary to entitle Mericon to own, lease, operate and use its assets and to conduct the Mericon Business as currently conducted, a list of the Permits is disclosed on attached and incorporated Schedule 5.20. The Sellers have delivered true, complete and correct copies of all the Permits to Selfix. Mericon has fulfilled and performed all its obligations under each Permit. Mericon has not received notice of cancellation, of default or of any material dispute concerning any Permits. Each Permit is valid, subsisting and in full force and effect and will continue in full force and effect after the Closing.

        5.21 PERSONAL PROPERTY. To the Sellers' best knowledge, Mericon uses all of the Mericon Assets in conformity with all applicable laws, regulations, rules, ordinances, codes, licenses, franchises and permits (including without limitation electrical, building, environmental and occupational safety and health requirements). Mericon has not received notice of any violation of any of such matters relating to its assets or their use.

        5.22 ACCOUNTS RECEIVABLE. All Mericon's accounts receivable have arisen from bona fide transactions in the ordinary course of Mericon's business. The accounts receivable, net of allowances for doubtful accounts, as shown on the closing balance sheet dated October 24, 1995 or such other date as the closing shall occur (as compiled by Follmer, Rudzewicz & Co., P.C.) will be good and collectible not later than one hundred twenty (120) days from the date of Closing. Attached and incorporated Schedule 5.22 contains a true and materially correct list of accounts receivable as of the Closing.

        5.23 EMPLOYEE RELATIONS. Mericon is in compliance with all laws, rules and regulations concerning prices, wages, hours, discrimination in employment, collective bargaining and the general operation of the Mericon Business.
Mericon is not liable for any arrears of wages or any taxes or penalties for failure to comply with any of the aforesaid laws. The Sellers believe that Mericon has satisfactory relations with its employees. Mericon is not a party to, affected by or to the Seller's best knowledge threatened with any dispute or controversy with a union or with respect to unionization or collective bargaining which involves either Mericon's employees, or any supplier or

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customer of Mericon. There has not been within the past twelve (12) months any strike, slowdown, work stoppage or labor dispute concerning Mericon, whether or not such dispute affects unionized employees of Mericon.

        5.24 LEASES. Attached and incorporated Schedule 5.24 sets forth a list and description of each lease or similar agreement (showing the annual rental, expiration date, renewal and purchase options if any, improvements located on the leased premises, uses made of the leased premises and location of the real property subject to such lease) under which Mericon is lessor or lessee or holds or operates any real property owned by any third party, the Seller or any affiliate of the Seller. Mericon has not violated any terms or conditions under any such lease, and all the covenants which any other party must perform under any such lease have been fully performed. All the property which Mericon leases is in a state of good maintenance and repair and is adequate and suitable for the purposes for which it is presently being used.

        5.25 INSURANCE. Attached and incorporated Schedule 5.25 contains a list and a brief description of all property, casualty and general liability insurance policies which Mericon owns, maintains or holds as of the date of this Agreement. To the Sellers' best knowledge, Mericon has procured and continues to maintain in full force and effect all insurance coverage which any law, order or agreement requires Mericon to maintain, and to the Sellers' best knowledge, Mericon has complied materially with all such insurance requirements. The Sellers shall cause Mericon to keep such insurance or comparable insurance in full force and effect through the Closing. Mericon has complied with all material requisites of each of its insurance policies, and has not failed to give any notice or present any claim under such policies in a due and timely fashion, where failure to do so would have a material, adverse effect on Mericon or the Mericon Business.

        5.26 ENVIRONMENTAL. To the actual knowledge of Sellers: (i) with respect to any contaminant, there are not material actions, proceedings, or investigations pending or threatened before any federal or state environmental regulatory body, or before any federal or state court, alleging non-compliance with or liability in connection with, or by Mericon, CERCLA or any other Environmental Laws; (ii) there is no reasonable basis for the institution of any material action, proceeding or investigation against Mericon under any Environmental Law; (iii) Mericon is not responsible in any material respect under any Environmental Law for any release; (iv) Mericon is not responsible for any material costs of any response action required by virtue of any release of any contaminant into the environment including, without limitation, costs arising from investigation, removal or remediation of contaminants, security fencing, alternative water supplies, temporary evacuation and housing and other emergency assistance undertaken by any environmental regulatory body or any other person; (v) Mericon is, in all material respects, in compliance with all applicable Environmental Law; and (vi) no real property owned or used by Mericon contains any contaminant including, without limitation, any asbestos, PCBs or petroleum products or byproducts in any form, the presence, location or condition of which (a) could require remediation or other corrective action pursuant to any Environmental Law in any material respect, or (b) otherwise would pose any significant health or safety risk unless remedial measures were taken.

        5.27 DISCLOSURES. None of the representations or warranties which the Sellers make either in this Agreement, the exhibits, the schedules or in connection therewith contain or will contain any untrue statement of fact, or omit or will omit to state a fact necessary to make the statements contained in such representations or warranties not misleading. The foregoing includes any and all statements which the Sellers or Mericon have provided to Selfix in any schedule, financial statement, exhibit, list or document associated with this Agreement.

                                   ARTICLE VI

                    REPRESENTATIONS AND WARRANTIES OF SELFIX

        6.1 GENERAL. To induce the Sellers to cause the Merger, Selfix covenants that the warranties and representations set forth in this Article 6 are true and correct and will be true and correct as of the Closing.

        6.2 AUTHORIZATION OF AGREEMENT. Selfix has the full power and authority to enter into this Agreement, to consummate the Agreement and to comply with the material terms, conditions and provisions of this Agreement and the related agreements. This Agreement and related agreements constitute the valid and binding obligation of Selfix, enforceable against Selfix in accordance with its terms, except as limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights in general.

        6.3 CORPORATE ORGANIZATION. Selfix (and, if applicable, any wholly owned corporate subsidiary into which Mericon is merged) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

        6.4 NO BREACH. Selfix's execution, delivery and performance under this Agreement will not conflict with, nor result in the breach or termination of, nor constitute a default under any lease, agreement, contract, commitment or other instrument or any order, judgment or decree to which Selfix is party or by which Selfix is bound.

        6.5 LITIGATION OF AGREEMENT. There are no judicial or administrative actions, proceedings or investigations pending or to Selfix's best knowledge threatened that question the validity of this Agreement or any action which Selfix has taken in connection with this Agreement.

        6.6 FINANCING. Selfix has all funds necessary to pay the Purchase Price and has the financial capacity to perform all its obligations under this Agreement.

        6.7 DISCLOSURES. None of the representations or warranties of Selfix made either in this Agreement, the exhibits, the schedules or in connection therewith contain or will contain any untrue statement of fact, or omit or will omit to state a fact necessary to make the statements contained in such representations or warranties not misleading. The foregoing includes any and all statements which Selfix has provided to the Sellers in any schedule, financial statement, exhibit, list or document associated with this Agreement.

        6.8 FINANCIAL STATEMENTS. Selfix has delivered to Mericon: (i) balance sheet of Selfix as of December 31, 1994 ("SELFIX BALANCE SHEET"), and (ii) statements of income, shareholders' equity and cash flow for the year ended December 31, 1994, audited by Grant Thorton, LLP, Certified Public Accountants, whose reports thereon are included therewith; Selfix has also delivered its interim financial statements for the quarters ended March 31, 1995 and June 30, 1995 (all of such statements being referred to as the "SELFIX FINANCIAL STATEMENTS"). The Selfix Financial Statements fairly and accurately present the results of operations, cash flow and the financial position of Selfix for the period then ended, subject to normal year-end audit adjustments.

        6.9 MERGER SHARES. The Merger Shares will be validly issued, non-assessable and freely transferable as of the Closing Date, subject to all applicable securities laws and regulations.

                                  ARTICLE VII

                              COVENANTS OF SELLERS

     Sellers hereby agree to keep, perform and duly discharge the following covenants and agreements:

        7.1 INTERIM CONDUCT OF MERICON BUSINESS. From the date hereof to the date of the Closing, Mericon shall preserve, protect and maintain the Mericon Business and protect, repair, maintain and keep in good operating condition Mericon Assets and leased property. Mericon shall operate the Mericon Business as a for profit going concern consistent with prior practice and in the ordinary course that Mericon has previously operated the Mericon Business.

        7.2 CONFIDENTIAL INFORMATION. Sellers, its officers, directors, and affiliates shall not communicate, divulge, or use for the benefit of any person, firm, partnership or corporation any of the trade secrets, business methods, business records and files, customer lists, supplier lists, product specifications, drawings and prototypes, price lists, instruction manuals, reports, or any other confidential or proprietary information of any type or description being acquired by Selfix pursuant to this Agreement, provided that Sellers may disclose such information to the extent necessary to comply with any reporting requirement or any audit or investigation by its lenders, any federal, state or local authorities or under court order or subpoena. This Section shall not apply to any information which is generally available to the public (other than by reason of any disclosure by Sellers). In the event this transaction is not consummated for any reason, each party shall forthwith deliver to the other (without retaining copies thereof) any and all documents or other written information obtained from the other party.

        7.3 NO THIRD PARTY NEGOTIATIONS. Prior to the date of Closing, Sellers, and their respective affiliates, shareholders, directors, officers and employees shall not enter into or engage in any negotiations or discussions with other parties relating to the potential acquisition of Mericon (other than product sales within the ordinary course of business), nor disclose the existence or substance of this Agreement, except to persons within Mericon's or Sellers' organization who must be so informed or to Sellers' professional advisors.

        7.4 CUMULATIVE SALES. Sellers warrant to Selfix that in the five (5) years following the Closing, the cumulative sales by the Mericon division of Selfix of products primarily derived from the Exclusive Licensed Products and improvements thereto and all other presently existing Mericon products which are not included in such term shall exceed Five Million Dollars ($5,000,000.00) ("CUMULATIVE SALES"). In the event the Cumulative Sales are less than Five Million Dollars ($5,000,000.00), Sellers shall pay to Selfix twenty percent (20%) of the difference between the Cumulative Sales and Five Million Dollars ($5,000,000.00), plus interest from Closing on such amount at the prime rate from time to time (the "SALES SHORTFALL AMOUNT"). Notwithstanding anything to the contrary contained herein, the Sales Shortfall Amount due and owing Selfix shall not exceed Three Hundred Twelve Thousand Dollars ($312,000.00) plus interest from Closing at the prime rate from time to time. Payment of the Sales Shortfall Amount to Selfix shall be secured by the Exclusive License Products and the Royalty.

        7.5 INVESTMENT INTENT. Sellers acknowledge that they know that Selfix has not registered the Merger Shares pursuant to the Securities Act of 1933 (as amended), and as a result the Mericon shareholders of record as of the Closing Date (collectively "MERICON SHAREHOLDERS") may be required to hold the Shares pursuant to the Securities Act of 1933. Sellers warrant that the Mericon Shareholders are acquiring the Shares solely for investment purposes and not with the intention to resell or otherwise redistribute the Shares.

        7.6 LIMITATION OF WARRANTIES AND REPRESENTATIONS. Sellers make no warranties or representations, whether express or implied, with respect to any matter which relates to the transaction contemplated by this Agreement other than those expressly set forth in the Agreement.

                                  ARTICLE VIII

                        COVENANTS OF SELFIX AND SELLERS

     Selfix and Sellers hereby agree to keep, perform and duly discharge the following covenants and agreements:

        8.1 EMPLOYMENT OF EMPLOYEES. Sellers and Selfix agree that Selfix shall not be obligated in any way to offer employment to any employee or independent contractor of Mericon and that Selfix will not be responsible or liable in connection with any employment arrangements (whether written or oral) made by Sellers or Mericon with employees or independent contractors of Mericon, or for any salaries, severance pay, vacation accruals other than all accrued salary or hourly wage liabilities for current services in connection with employment and independent contractors as reflected in the Closing Balance Sheet or other benefits owed or payable by Sellers to any employees or independent contractors of Mericon. However, if Selfix shall employ any of Mericon's employees or independent contractors, Selfix agrees to be liable for all salaries and other benefits to such persons after the date of Closing. Selfix may approach any Mericon employees regarding their employment by Selfix following the date of Closing. Mericon will terminate all employees at closing.

        8.2 TRANSFER OF MERICON BUSINESS ASSETS. All Mericon Assets shall be removed, at Selfix's expense, from the premises of Mericon. Selfix shall reimburse Denshaw for any and all reasonable employee or independent contractor costs for work performed for Selfix by such employees or independent contractors during the transition and transfer of the Mericon Business from Detroit, Michigan to Chicago, Illinois.

        8.3 POST CLOSING ACCESS. For a period of five (5) years following the Closing, Selfix shall provide reasonable access to the Sellers, upon reasonable prior written notice, to inspect and photocopy during normal business hours, at Sellers' expense, such business records pertaining to the Mericon Business,in written, magnetic or electronic form, as are reasonably necessary for the Sellers to prosecute, defend, answer or respond to, state, local or federal governmental proceedings of any type, or litigation or manifest threats thereof and shall maintain such business records for not less than six (6) years.

        8.4 REGISTRATION RIGHTS. If Selfix proposes to file a registration statement under the Securities Act of 1933, as amended on a form on which any common shares of Selfix can be registered in any transaction in which Selfix is registering securities ("PROPOSED OFFERED SECURITIES"), then Selfix shall give written notice of such proposed filing to the holders of the Merger Shares at least thirty (30) days before the anticipated filing date, and such notice shall offer such holders the opportunity to elect within ten (10) days of receipt thereof to register such amount of Selfix Shares as each holder may request. Selfix shall use its best efforts to cause the managing underwriter or underwriters of a proposed underwritten offering ("OFFERING") to permit holders of the Merger Shares to be included in any demand registration or any Piggyback registration of Selfix on the same terms and conditions as are offered to the other security holders involved in the Offering. If any Proposed Offered Securities are to be sold in one or more underwritten offerings, and the managing underwriters deliver a written opinion to Selfix and such holders of the Merger Shares that the total amount and/or class of Selfix Capital Shares and Proposed Offered Securities to be included in such offering is such as to materially and adversely affect the success of such offering, then the amount of securities to be offered for the account of the holders of the Merger Shares shall be reduced pro rata with all other persons or entities seeking to register other Proposed Offered Securities to the extent necessary to reduce the total amount of securities to be included in such offering to the amount recommended by such managing underwriter.

     Selfix shall be obligated to afford the holders of the Merger Shares the aforesaid opportunity in each and every such registration taking place until the earlier of: (a) the time all Merger Shares have been included in a registration statement; (b) the time at which legal counsel for Selfix determines that the Merger Shares can be sold free of registration under the Securities Act of 1933, as amended; or (c) the Merger Shares otherwise become free of such restrictions.

     The inclusion of the Merger Shares in any such registration or underwritten offering shall be upon the condition that the holders thereof have their registered Merger Shares sold through the underwriters on the same terms and conditions as are applicable to Selfix or, if there be any such other selling holders, to such other selling holders of proposed offered securities.

        8.5 CONFIDENTIAL INFORMATION. In the event this transaction is not consummated for any reason, Selfix, its officers, directors, and affiliates shall not communicate, divulge, or use for the benefit of any person, firm, partnership or corporation any of the trade secrets, business methods, business records and files, customer lists, supplier lists, product specifications, drawings and prototypes, price lists, instruction manuals, reports, or any other confidential or proprietary information of any type or description which was to be acquired by Selfix pursuant to the Agreement, provided that Selfix may disclose such information to the extent necessary to comply with any reporting requirement or any audit or investigation by its lenders, any federal, state or local authorities or under court order or subpoena. This Section shall not apply to any information which is generally available to the public (other than by reason of any disclosure by Sellers). In the event this transaction is not consummated for any reason, each party shall forthwith deliver to the other (without retaining copies thereof) any and all documents or other written information obtained from the other party.

        8.6 ASSUMPTION OF LIABILITIES. Except as otherwise provided in this Agreement, Selfix shall succeed to and assume all liabilities of Mericon, without setoff, as disclosed on the August 31, 1995 balance sheet, including the ordinary course liabilities referenced in Paragraph 5.17, and other liabilities assumed by Selfix as set forth in this Agreement.

                                   ARTICLE IX

                 CONDITIONS PRECEDENT TO OBLIGATIONS OF SELFIX

        Each and all of the obligations of Selfix to consummate the transactions contemplated by this Agreement are subject to fulfillment, prior to or as of the date of Closing, of the following conditions precedent (any of which may be waived in writing by Selfix):

        9.1 ACCURACY OF WARRANTIES, PERFORMANCE OF COVENANTS. The representations and warranties of Sellers and Mericon contained herein shall be accurate in all material respects as if made on and as of the date of Closing. Sellers and Mericon shall have performed each and all of the obligations and complied with each and all of the covenants, agreements and conditions specified herein to be performed or complied with on or prior to the date of Closing.

        9.2 NO PENDING ACTION. No action or proceeding (nor investigation preliminary thereto) shall be instituted at any time prior to or as of the date of Closing before any court or other governmental body or by any person or public authority seeking to restrain or prohibit, or seeking damages or other relief in connection with, the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

        9.3 DELIVERIES BY SELLERS. At the Closing, Sellers shall deliver to Selfix the following:

         (a) Assignments. Written instruments or stock powers, assigning all of the beneficial interest in and to the Shares from the Sellers, which assignments or stock powers shall be executed in blank by the Sellers.

         (b)  Certificates. The certificates representing all of the Shares;

         (c) Certificate of Good Standing. A Mericon Certificate of Good Standing issued by the Michigan Department of Commerce no more than two (2) weeks prior to the Closing;

         (d) Corporate Records. The current Articles of Incorporation, as amended or restated (certified by the Michigan Department of Commerce within two (2) weeks prior to the Closing and by the

              Secretary of Mericon as of the Closing), original minute book seals, stock transfer books and all other books and records of Mericon which the Mericon Secretary has certified as the complete true and accurate records of Mericon (the Sellers may deliver certain of Mericon's books and records to Selfix at Mericon's place of business);

         (e) UCC Searches. Satisfactory UCC searches, lien, tax and judgment searches in accordance with this Agreement;,

         (f) Consents. All original executed consents and estoppel certificates in accordance with this Agreement;

         (g)  Closing Certificates of Accuracy. A certificate of the
              President of Mericon and Sellers certifying as to the continued accuracy of the representations and warranties, the performance and observance of the covenants and the compliance with the conditions precedent contained in Articles V, VII, VIII, and IX, respectively, of this Agreement;

         (h) Corporate Documents. Corporate documents including: (i) resolutions of the Board of Directors and the Shareholders of Mericon authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby which have been adopted and a certificate of Mericon's Secretary or Assistant Secretary certifying that such resolutions have not been amended or rescinded and remain in full force and effect as of the date of Closing, and (ii) a Certificate of Incumbency of officers who will be executing the Closing documents;

         (i) Consulting Agreement. The Consulting Agreement in the form attached hereto as Exhibit 2.2;

         (j) Covenant Not to Compete. The Covenant Not to Compete in the form attached hereto as Exhibit 2.3;

         (k) Other Documents. All other documents either necessary or appropriate to consummate the transactions set forth in this Agreement.

         (l)  License Agreement. The License Agreement attached hereto as
              Exhibit 2.5.

        9.4 REGULATORY CONSENTS, AUTHORIZATION, ETC. All consents, authorizations, orders and approvals of any governmental commission, board or other regulatory body or lender (including all Uniform Commercial Code termination statements) which are required in connection with the execution and delivery of this Agreement and the consummation by each party hereto of the transactions contemplated on its part hereby, shall have been obtained or made, other than consents, authorization, orders, or approvals, as to which the failure to obtain or make will not, after the date of Closing, (a) materially and adversely affect the Mericon Business, or (b) subject Selfix, any of its subsidiaries or affiliates or any of its or their respective directors or officers to liability on the grounds that it or they have breached any law or regulation or have otherwise acted improperly in relation to the transactions contemplated by this Agreement.

        9.5 CONDITION OF MERICON BUSINESS AND ASSETS. There shall have been no material adverse changes from the date of this Agreement in the condition of the assets of Mericon or the condition of, or prospects for, the operation and business of the Mericon Business.

        9.6 OPINION LETTER OF SELLERS' COUNSEL. Sellers shall deliver to Selfix an opinion letter from legal counsel for the Sellers, with respect to Sections 5.1, 5.2, 5.3 (except the opinion with respect to 5.3 shall be made to the best of its actual knowledge for matters concerning any state other than Michigan), and to the best of its actual knowledge 5.8 in form acceptable to Selfix's counsel.

        9.7 EXECUTION OF AGREEMENTS. Buckshaw and James shall have executed and delivered to Selfix an Agreement Not To Compete in form to be attached hereto as Exhibit 2.3.

        9.8 OTHER DOCUMENTS. Sellers shall have executed and delivered to Selfix such documents as counsel for Selfix shall reasonably request to carry out the purpose of this Agreement.

                                   ARTICLE X

                 CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLERS

        Each and all of the obligations of Sellers to consummate the transactions contemplated by this Agreement are subject to fulfillment, prior to or as of the date of Closing, of the following conditions precedent (any of which may be waived in writing by Sellers):

        10.1 ACCURACY OF WARRANTIES, PERFORMANCE OF COVENANTS. The representations and warranties of Selfix contained herein shall be accurate in all material respects as if made on and as of the date of Closing. Selfix shall have performed each and all of the obligations and complied with each and all of the covenants, agreements and conditions specified herein to be performed or complied with on or prior to the date of Closing.

        10.2 NO PENDING ACTION. No action or proceeding (nor investigation preliminary thereto) shall be instituted at any time prior to or as of the date of Closing before any court or other governmental body or by any person or public authority seeking to restrain or prohibit, or seeking damages or other relief in connection with, the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

        10.3 DELIVERIES BV SELFIX. At the Closing. Selfix shall deliver to the Sellers the following:

               (a) Certificate of Accuracy. A certificate of the President of Selfix certifying as to the continued accuracy of the representations and warranties, the performance and observance of the covenants and compliance with the conditions precedent contained in Articles VI, VIII, and X, respectively, of this Agreement;


              (b) Corporate Documents. Corporate documents including: (i) resolutions of the Board of Directors of Selfix authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby which have been adopted and a certificate of Selfix's Secretary or Assistant Secretary certifying that such resolutions have not been amended or rescinded and remain in full force and effect as of the date of Closing; and (ii) a Certificate of Incumbency of Selfix's officers who will be executing the Closing documents;

              (c)   Certificate of Good Standing. Selfix Certificate of
                    Good Standing issued by the Delaware Secretary of State no more than two (2) weeks prior to the Closing;

              (d)   Merger Shares. The Merger Shares as set forth on
                    Schedule 2.1;

              (e) Other Documents. All other documents either necessary or applicable to consummate the transactions set forth in this Agreement;

              (f) Cash. The monetary consideration, in United States currency, for the Covenant Not to Compete and the License Agreement, by cashiers check or by wire transfer to an account or accounts selected by Sellers.

              (g) Consulting Agreement. Consulting Agreement in the form attached hereto as Exhibit 2.2;

              (h) License Agreement. License Agreement in the form attached hereto as Exhibit 2.5; and

              (i) Research & Development Agreement. Research & Development Agreement in the form attached hereto as Exhibit 2.6.

        10.4 OPINION LETTER OF SELFIX'S COUNSEL. Selfix shall deliver to Sellers an opinion letter from legal counsel for Selfix, Much Shelist Freed Denenberg Ament Bell and Rubenstein, P.C., with respect to Section 6.2, 6.3 and 6.9, and to the best of its actual knowledge 6.5, in form acceptable to Sellers' counsel.

        10.5 OTHER DOCUMENTS. Selfix shall have executed and delivered to Sellers such documents as counsel for Sellers shall reasonably request to carry out the purpose of this Agreement.

                                   ARTICLE XI

                          SURVIVAL AND INDEMNIFICATION

        11.1 SURVIVAL. All representations and warranties contained in this Agreement or in any document delivered pursuant hereto shall survive the Closing and shall be fully effective and enforceable for a period of eighteen
(18) months following the date of Closing; provided, however, that notwithstanding the foregoing (i) the Sellers' representations and warranties set forth in Section 5.4 shall survive the Closing in perpetuity and shall be fully effective and enforceable, and (ii) Sellers's representations and warranties set forth in Sections 5.8 and 5.9 and Selfix's representations and warranties set forth in Section 6.5 shall survive the Closing and shall be fully effective and enforceable for a period of the applicable statute of limitation. All covenants and agreements contained in this Agreement or in any document delivered pursuant hereto shall survive the Closing until satisfied, or in perpetuity, as applicable.

        11.2 LOSS. For the purposes of this Article 11, "LOSS" shall mean, with respect to any party, any diminution in value, damage, liability, demand, claim, action, cause of action, cost, deficiency, tax, penalty, fine or other loss or expense, (whether or not arising out of a third party claim), including all interest, penalties, reasonable attorney's fees and expenses and all amounts paid or incurred in connection with any: (a) action, (b) demand, (c) cause of action, (d) proceeding, (e) investigation, or (f) claim by any third party against or affecting such party ((a) through (f) collectively "CLAIM"), and the investigation, defense or settlement of any Claim, together with interest thereon from the date incurred through and including the date on which the total amount of the Loss, including such interest, is recovered or recouped pursuant to this Article 11.

        11.3 INDEMNIFICATION OBLIGATIONS OF SELLERS. Sellers hereby indemnify Selfix and its stockholders, officers, directors, employees, agents, representatives and permitted successors and assigns (collectively, the "SELFIX INDEMNITEES") in respect of, and save and hold each Selfix Indemnitee harmless against and pay on behalf of or reimburse each Selfix Indemnitee as and when incurred, any Claim or Loss which any Selfix Indemnitee suffers, sustains or becomes subject to as a result of or by virtue of:

               (a) any facts or circumstances which constitute a misrepresentation or breach of any warranty by Sellers or Mericon Shareholders as set forth in this Agreement (including any exhibit or schedule), or any document delivered by any of the Sellers or Mericon prior to or at Closing pursuant to this Agreement, provided, however, that the Sellers are given written notice of such Loss during the survival period specified in Section 11.1; and

               (b) any nonfulfillment or breach of any covenant or agreement of Mericon or Sellers as set forth in this Agreement (including any exhibit or schedule).

        11.4 INDEMNIFICATION OBLIGATIONS OF SELFIX. Selfix shall indemnify Sellers and their stockholders, officers, directors, employees, agents, representatives and permitted successors and assigns (collectively, the "SELLERS INDEMNITEES") in respect of, and save and hold each of Sellers Indemnitees harmless against and pay on behalf of or reimburse each Sellers Indemnitee as and when incurred, with respect to any Claim or Loss which such Sellers Indemnitee suffers, sustains or becomes subject to as a result of or by virtue of:

               (a) any facts or circumstances which constitute a misrepresentation or breach of any warranty by Selfix as set forth in this Agreement (including any exhibit or schedule) or any document delivered by Selfix prior to or at Closing pursuant to this Agreement, provided, however, that Selfix is given written notice of such Loss during the survival period specified in Section 11.1); and

               (b) any nonfulfillment or breach or any covenant or agreement of Selfix as set forth in this Agreement (including any exhibit or schedule).

   11.5 INDEMNIFICATION PROCEDURES.

        (a) Notice of Claim. Any person seeking indemnification pursuant to Sections 11.3 or 11.4 (an "INDEMNIFYING PARTY") must give the party from whom indemnification is sought (an "INDEMNIFYING PARTY") written notice of such claim (an "INDEMNIFICATION CLAIM NOTICE") promptly after the Indemnified party receives any written notice of any Claim against or involving the Indemnified Party or otherwise discovers the liability, obligation or facts giving rise to such Claim for indemnification; provided that the failure to notify or delay in notifying an Indemnifying Party will not relieve the Indemnifying Party of its obligations pursuant to Section 11.3 or 11.4, as applicable, except to the extent that such failure actually harms the Indemnifying Party (it being understood that any indemnity sought pursuant to Sections 11.3(a) and 11.4(a) must be made by notice given within the applicable time period specified therein). Such notice must contain a description of the Claim and the nature and amount of such Loss (to the extent that the nature and amount of such Loss is known at such time).

        (b) Control of Defense; Conditions. With respect to the defense of any Claim in which a third party in question seeks only the recovery of a sum of money for which indemnification is provided in Section 11.3 or 11.4, at its option an Indemnifying Party may appoint as lead counsel of such defense any legal counsel selected by the Indemnifying Party; provided that before the Indemnifying Party assumes control of such defense it must first enter into an agreement with the Indemnified Party (in form and substance reasonably satisfactory to the Indemnified Party) pursuant to which the Indemnifying Party agrees to be fully responsible (with no reservation of any rights other than the right to be subrogated to the rights of the Indemnified Party) for all Losses relating to such Claim, unconditionally guarantees the payment and performance of any liability or obligation which may arise with respect to such Claim or the facts giving rise to such Claim for indemnification, and secures such guarantee with collateral which is acceptable to the Indemnified Party, in its sole discretion.

        (c) Control of Defense; Exceptions, etc. Notwithstanding Section 11.5(b): (i) the Indemnified Party will be entitled to participate in the defense of such Claim and to employ counsel of its choice for such purpose at its own expense (provided that the Indemnifying Party will bear and pay the reasonable fees and expenses of such separate counsel incurred prior to the date upon which the Indemnifying Party effectively assumes control of such defense); and (ii) the Indemnifying Party will not be entitled to assume control of the defense of such Claim, and will pay the reasonable fees and expenses of legal counsel retained by the Indemnified Party, if:

              (1) the Indemnified Party reasonably believes that an adverse determination of such Proceeding could be detrimental to or injure the Indemnified Party's reputation or future business prospects,

              (2) the Indemnified Party reasonably believes that there exists or could arise a conflict of interest which, under applicable principles of legal ethics, could prohibit a single legal counsel from representing both the Indemnified Party and the Indemnifying Party in such Proceeding, or

              (3) a court of competent jurisdiction rules that the Indemnifying Party has failed or is failing to prosecute or defend vigorously such Claim.

        (d) Settlement. Either Party must obtain the prior written consent of the other Party (which consent shall not be unreasonably withheld) prior to entering into any settlement of any Claim or proceeding or ceasing to defend such Claim.

        11.6 LIMITATION. The respective indemnification obligations of the Sellers and Selfix identified in Sections 11.3 and 11.4 of this agreement shall be subject to the following limitations: except for the Sellers Indemnitees related to Taxes (pursuant to the representations and warranties of Section 5.9), neither party shall be liable to indemnify the other party if the aggregate value of the indemnification obligation is less than or equal to Twenty-Five Thousand Dollars ($25,000.00); but done of the foregoing limitations shall apply in the event of the fraud or willful dishonesty of the party with the indemnification obligation. Sellers' floor on claims under this
Article XI is subject to increase under Section 5.13.

        11.7 TAXES. Selfix and Sellers shall treat any indemnification payment made pursuant to Section 11.3 or 11.4 as an adjustment to the Purchase Price.

        11.8 PRODUCT LIABILITY. With respect to Claims, demands, administrative proceedings or suits based on the manufacture or sale of products, or for alleged breach of an express or implied warranty, Sellers shall be responsible for demands and liabilities with respect to services rendered or goods that were manufactured prior to the date of Closing, regardless of whether such goods may have been sold or shipped subsequent to the date of Closing.

        11.9 LIMITATION OF LIABILITY. Notwithstanding any other provision of this Agreement, the liability of any individuals shall not exceed the value of the Selfix stock received by them pursuant to this Agreement.

        11.10 RIGHT OF SETOFF. The Parties agree that Royalty Payments may be setoff to satisfy claims in excess of the warranty basket as set forth in Paragraph 11.6 above and as provided below. In the event that Selfix has a bona fide claim in excess of such warranty basket, all Royalty Payments, up to the amount of such bona fide claim, shall be paid in escrow. As soon as reasonably possible, such claim shall be resolved by arbitration conducted in Cleveland, Ohio in accordance with the rules of the American Arbitration Association. The prevailing party shall be entitled to the escrowed funds as determined by the Arbitrator in addition to reasonable attorney fees.

                                  ARTICLE XII

                               GENERAL PROVISIONS

        12.1 AMENDMENT AND WAIVER. No amendment or waiver of any provision of this Agreement shall in any event be effective, unless the same shall be in writing and signed by Selfix and Sellers, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

        12.2 NOTICES. All notices, requests, demands and other communications hereunder shall be in writing and shall be sent by registered or certified mail, postage prepaid, or by facsimile, as follows:

                (a) If to any Sellers:

                            (Name of Party)
                             c/o Dennis Buckshaw
                             12408 Stark Road
                             Livonia, Michigan 48150

                    with a copy to:

                             R. Peter Prokop
                             Raymond & Prokop, P.C.
                             Attorneys and Counselors
                             2000 Town Center
                             Suite 2400
                             Southfield, Michigan 48075

                (b) If to Selfix:

                             Selfix, Inc.
                             4501 West 47th Street
                             Chicago, Illinois 60632
                             Attention: James R. Tennant

                    With a copy to:

                             Jeffrey C. Rubenstein
                             Much Shelist Freed Denenberg Ament
                              Bell and Rubenstein, P.C.
                             200 N. LaSalle Street, Suite 2100
                             Chicago, Illinois 60601-1095
                             FAX: (312) 621-1750

Any party may change its address for receiving notice by written notice given to the others named above.

        12.3 PARTIES IN INTEREST. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors, assigns and any personal representatives. Nothing in the Agreement, express or implied, is intended to confer on any person other than the parties and their respective successors or permitted assigns, any rights or remedies under or by reason of this Agreement.

        12.4 ENTIRE TRANSACTION. This Agreement including any attachments, exhibits, and schedules hereto, and the other documents referred to herein and therein contain the entire understanding between the parties with respect to the transactions contemplated hereby and supersede all other agreements and understandings between the parties with respect to the subject matter hereof, including but not limited to the Memorandum Agreement dated the 26th day of May, 1995.

        12.5 SPECIFIC PERFORMANCE. The breach of any provision of this Agreement may cause irreparable harm to the non-breaching parties. Accordingly, each party to this Agreement shall have the remedies which are available to him or it for the violation of any of the terms of this Agreement, including but not limited to the equitable remedy of specific performance.

        12.6 APPLICABLE LAW. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Illinois, exclusive of its principles of conflict of laws.

        12.7 SEVERABILITY. Should any provision of this Agreement be declared invalid, void or unenforceable for any reason, the remaining provisions hereof shall remain in full force and effect.

        12.8 HEADINGS. The section and other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

        12.9 EXHIBITS. All the exhibits, attachments and schedules attached hereto are incorporated herein and made a part of this Agreement by reference thereto.

        12.10 ASSIGNMENT. Neither Mericon, Sellers nor Selfix shall have the authority to assign its rights or obligations under this Agreement without the prior written consent of the other party, except that, without such consent, Selfix may assign this Agreement or any interest herein, by operation of law or otherwise to (i) any wholly-owned subsidiary of Selfix; or (ii) any successor to all or substantially all of Selfix's capital stock, assets or business, by dissolution, merger, consolidation, transfer of assets or otherwise.

        12.11 EXPENSES. Except as otherwise expressly provided herein, each party to this agreement shall pay its own costs and expenses in connection with the transactions contemplate hereby.

        12.12 COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

        IN WITNESS WHEREOF, the parties hereto have executed or caused this Agreement to be executed as of the day and year first above written.

MERICON CORPORATION                        SELFIX, INC.

By: /s/ Dennis Buckshaw                        BY: /s/ James R. Tennant
    ------------------------------             -------------------------------
        Dennis Buckshaw, President                 James R. Tennant, President


CLAW, L.L.C.

By: /s/ Dennis Buckshaw
    ------------------------------
        Dennis Buckshaw, Manager


    /s/ Dennis Buckshaw
    ---------------------------------
        Dennis Buckshaw, Individually

        With respect to Paragraphs 5.9 and 5.13, Denshaw Corporation, a Michigan corporation, hereby joins the Sellers with respect to the warranties and representations made therein.

                                        DENSHAW CORPORATION


                                        By: /s/ Dennis Buckshaw
                                            ---------------------------------
                                                Dennis Buckshaw, President


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